Exhibit 99.1

VALMONT

2026 EMPLOYEE STOCK PURCHASE PLAN

SECTION 1. ESTABLISHMENT; PURPOSE.

Valmont Industries, Inc., a Delaware corporation (the “Company”), hereby establishes an employee stock purchase plan known as the Valmont 2026 Employee Stock Purchase Plan (the “Plan”), effective as of February 23, 2026, subject to approval by the Company’s stockholders at the 2026 annual stockholders meeting. The Plan shall continue to be effective until terminated pursuant to Section 17. The purpose of the Plan is to provide Participants with a convenient means to acquire an equity interest in the Company through payroll deductions, to enhance each Participant’s sense of participation in the affairs of the Company, and to provide an incentive for Participants to continue their affiliation with the Company. The Plan is not intended to qualify as an “employee stock purchase plan” under Section 423 of the Code (including any amendments, or replacements of such section).

SECTION 2. DEFINITIONS.

(a)	“Purchase Period” means the period during which contributions may be made toward the purchase of Stock under the Plan, as determined pursuant to Section 5.

(b)	“Committee” means the Human Resources Committee of the Board, or any other committee appointed by the Board to administer the Plan, as described in Section 4.

(c)	“Compensation” is a Participant’s base wages or salary (i.e., exclusive of overtime or bonus payments) paid to or on behalf of a Participant for services rendered to the Company or a Participating Employer.

(d)	“Board” means the Board of Directors of the Company.

(e)	“Code” means the Internal Revenue Code of 1986, as amended.

(f)	“Company” means Valmont Industries, Inc., a Delaware corporation.

(g)	“Election Form” has the meaning given in Section 5(b) below.

(h)	“Eligible Employee” means an Employee of the Company or any Participating Employer, in any country or jurisdiction in which the Company or a Participating Employer conducts business, provided, however, that (i) the Committee may require an Employee to have a minimum service qualification which may include minimum hours and/or period of continuous employment, (ii) eligibility in any particular country, jurisdiction and/or legal entity for any Purchase Period shall be offered only to those countries, jurisdictions and/or entities that the Committee designates, in its sole discretion, prior to the start of such Purchase Period, and (iii) the Committee may limit, suspend, condition or exclude participation in any country or jurisdiction at any time to address legal, tax, securities-law, exchange-control or administrative considerations (including through the adoption of country schedules or sub-plans). Notwithstanding the foregoing, Eligible Employee shall exclude (x) Employees who are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, and (y) any Employee whom the Committee identifies in writing as being ineligible for the Plan.

(i)	“Employee” means an individual who is an employee of a Participating Employer.

(j)	“Participant” means an Eligible Employee who elects to participate in the Plan.

(k)	“Matching Award” has the meaning given in Section 9(c) below.

(l)	“Matching Ratio” has the meaning given in Section 9(c) below.

(m)	“Market Value” means, on any date, for shares of Stock (i) acquired on the open market, the average price paid per share of Stock to acquire those shares, (ii) acquired from previously authorized but unissued treasury shares, the closing price of per share of Stock as reported on the New York Stock Exchange (or on such other recognized market or quotation system on which the trading prices of the Stock are traded or quoted at the relevant time) on such date or on the next preceding trading day if that day is not a trading day, or (iii), if there was no such reported price, the market value of a share of Stock as determined by the Committee.

(n)	“Participating Employer” means (i) the Company and (ii) each present or future direct or indirect subsidiary of the Company designated by the Committee as a Participating Employer.

(o)	“Plan” means this Valmont 2026 Employee Stock Purchase Plan, as it may be amended from time to time.

(p)	“Plan Account” means the account established for each Participant pursuant to Section 9(a).

(q)	“Plan Committee” means a committee of three Employees appointed by the Committee for the general administration of the Plan as provided herein.

(r)	“Purchase Date” means a date on which the Company purchases Stock for each Participant pursuant to this Plan, as determined by the Committee. Unless otherwise determined by the Committee, the initial Purchase Dates under the Plan shall be the first trading date following a Purchase Period.

(s)	“Purchase Price” means the price at which Participants may purchase Stock under the Plan, as determined pursuant to Section 9(b).

(t)	“Stock” means the common stock of the Company, $1.00 par value per share.

SECTION 3. STOCK AUTHORIZED UNDER THE PLAN.

The total number of shares of Stock which may be issued or transferred under the Plan is 200,000. The shares of Stock may consist, in whole or in part, of unissued shares, treasury shares or shares purchased on the open market. The issuance or transfer of shares of Stock pursuant to the Plan shall reduce the total number of shares of Stock available under the Plan. In the event of any Stock dividend or Stock split, recapitalization (including, without limitation, the payment of an extraordinary dividend), merger, consolidation, combination, spin-off, distribution of assets to stockholders, exchange of shares, or other similar corporate transaction or event that causes the per-share value of the Stock to change, the Committee will make such aggregate adjustments to the Plan and Matching Awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. Action by the Committee may include (i) adjustment of the number and kind of shares that may be delivered under the Plan, (ii) adjustment of the number and kind of shares subject to outstanding Matching Awards, if any, and (iii) any other adjustments that the Committee determines to be equitable.

SECTION 4. ADMINISTRATION OF THE PLAN.

(a)	Committee. The Committee shall interpret the Plan and make all other policy decisions relating to the operation of the Plan. All questions of interpretation or application of the Plan shall be determined by the Committee and its decisions shall be final and binding upon all Participants or others claiming any rights or benefits under the Plan. Members of the Committee and Plan Committee shall receive no compensation for their services in connection with the administration of the Plan. All expenses incurred in connection with the administration of the Plan shall be paid by the Company.

(b)	Plan Committee. The Plan shall be generally administered by the Plan Committee. The members of the Plan Committee shall be appointed from time to time by and shall serve at the discretion of the Committee. The Plan Committee may also appoint one or more agents as it deems necessary or appropriate to assist with the day-to-day operation and general administration of the Plan. The Plan Committee may adopt such rules, guidelines and forms as it deems appropriate to administratively implement the Plan.

SECTION 5. ENROLLMENT AND PARTICIPATION.

(a)	Purchase Periods. The Committee shall establish the Purchase Periods hereunder. The length of the initial Purchase Periods under the Plan shall be six months commencing on (i) December 1 and ending on May 31 and (ii) June 1 and ending on November 30, provided that the Committee may revise the start, end and length of the Purchase Periods at any time.

(b)	Enrollment. Any individual who, on the day preceding the first day of a Purchase Period, qualifies (or will qualify) as an Eligible Employee may elect to become a Participant in the Plan for such Purchase Period (if administratively practicable, if not, the next Purchase Period) by executing a payroll deduction election form in the form and at the time provided by the Company, which forms may be completed electronically if available (an “Election Form”).

(c)	Duration of Participation. Once enrolled in the Plan, a Participant who is an Eligible Employee shall continue to participate in the Plan until he or she ceases to be an Eligible Employee, withdraws from the Plan under Section 7 or reaches the end of the Purchase Period in which such Participant’s contributions were discontinued under Section 6(c) or Section 10. Such Participant is not required to file any additional Election Forms in order to continue participation in the Plan. A Participant who is an Eligible Employee who discontinued contributions under Section 6(c) or withdrew from the Plan under Section 7 may again become a Participant, if he or she then is an Eligible Employee, by following the procedure described in subsection (b) above. A Participant who is an Eligible Employee whose contributions were discontinued automatically under Section 10 shall automatically resume participation in the Plan at the beginning of the first Purchase Period in the next calendar year, if he or she then is an Eligible Employee.

(d)	Valmont Insiders. Participant purchases of Stock under this Plan by automatic payroll contributions are exempt from the restrictions of the Valmont Insider Trading Policy. However, Participants who are Valmont insiders as defined in the Valmont Insider Trading Policy may only make elections to become a Participant or modify elections under the Plan during a Company trading window, when such Participant is not in possession of material nonpublic information, and then only after clearing the election or modification as provided in the Valmont Insider Trading Policy. Such Valmont insiders may only engage in transactions in shares acquired through the Plan during a Company trading window.

SECTION 6. PARTICIPANT CONTRIBUTIONS.

(a)	Frequency of Payroll Deductions. A Participant who is an Eligible Employee may purchase shares of Stock under the Plan solely by means of payroll deductions pursuant to a properly completed Election Form. Payroll deductions, as designated by a Participant pursuant to subsection (b) below, shall occur on each payday during a Purchase Period in which the Participant participates in the Plan.

(b)	Amount of Payroll Deductions. An Eligible Employee shall designate on the Election Form the portion of his or her Compensation that he or she elects to have withheld for the purchase of Stock hereunder. Such portion may be a whole percentage of the Eligible Employee’s Compensation, but not less than 1% nor more than 10%. The Committee may, in its discretion, establish a minimum contribution amount per Purchase Period. See Section 10 for the maximum allowable contribution amount per calendar year.

(c)	Changing Payroll Deductions. Payroll contributions may not be increased or decreased (other than decreased to 0%), during a Purchase Period. If a Participant who is an Eligible Employee wishes to discontinue his or her contributions entirely, he or she must follow the procedure for withdrawal under Section 7 of the Plan.

SECTION 7. WITHDRAWAL FROM THE PLAN.

(a)	Withdrawal. Each Participant who is an Eligible Employee may withdraw from a Purchase Period by filing a new Election Form. Such withdrawal may be elected at any time, and will be effective as soon as administratively practical following receipt thereof. A Participant who has withdrawn from the Plan may resume contributions for a future Purchase Period by filing a new Election Form if he or she then is an Eligible Employee.

(b)	Return of Payroll Deductions. Upon withdrawal from the Plan and unless otherwise determined by the Committee, any accumulated payroll deductions shall be returned, without interest, to the withdrawn Eligible Employee and his or her interest in the Plan shall terminate.

SECTION 8. CHANGE IN ELIGIBLE EMPLOYEE STATUS.

For a Participant, termination of the Participant’s employment for any reason, including retirement or death or the failure of the Participant to otherwise remain an Eligible Employee, terminates his or her participation in the Plan immediately. In such event and unless otherwise determined by the Committee, any payroll deductions credited to the Participant’s Plan Account will be returned, without interest, to him or her or, in the case of his or her death, to his or her legal representative.

SECTION 9. PLAN ACCOUNTS AND PURCHASE OF STOCK.

(a)	Plan Accounts. The Company shall establish a bookkeeping account, which may be through a third-party administrator, in the name of each Participant (a “Plan Account”). All payroll deductions made for an Eligible Employee will be credited to his or her Plan Account under the Plan; no interest shall accrue on any payroll deductions. An Eligible Employee may not make any separate cash payment into his or her Plan Account and payment for shares of Stock purchased under the Plan by any Eligible Employee may not be made in any form other than by payroll deduction from the Plan Account.

(b)	Purchase Price. The Purchase Price for each share of Stock shall be the Market Value on the Purchase Date.

(c)	Matching Contributions. On each Purchase Date, the Company shall make a contribution of fully vested Stock to each Participant (a “Matching Award”) equal to one-third of the number of shares of Stock purchased on behalf of such Participant through this Plan on such Purchase Date (the “Matching Ratio”). The Committee (or its delegate) shall determine the method by which the Matching Award will be administered for any Purchase Period, Participating Employer, or jurisdiction (each, the “Matching Method”), which may be: (i) delivery of additional shares of Stock (“Matching Shares”) equal to the Matching Ratio multiplied by the number of shares of Stock purchased by the Participant on the Purchase Date; or (ii) a cash credit to the Participant’s Plan Account equal to the Matching Ratio multiplied by the dollar amount of the Participant’s contributions actually applied to purchase shares of Stock on the Purchase Date (“Matching Dollars”). If the application of the Matching Ratio would result in a Matching Award of a fraction of a share, the fraction will instead be awarded as a fractional share contribution notationally allocated to the Participant, to be aggregated with other notional fractional shares on future Purchase Dates. Such Company contributed shares of Stock may be purchased on the open market by the Company or issued from authorized but unissued or treasury shares. In accordance with Section 20 hereof, the Company shall be permitted to issue such shares of Stock net of applicable taxes.

(d)	Number of Shares Purchased via Participant Contribution. On each Purchase Date, the Company shall apply the funds then credited to each Participant’s Plan Account to the purchase of shares of Stock. As of each such Purchase Date, each such Participant shall purchase the number of shares of Stock calculated in accordance with this subsection (d), unless the Participant has previously elected to withdraw from the Plan in accordance with Section 7; provided, however, that no Stock shall be purchased on a Purchase Date on behalf of any Participant whose participation in the Plan was terminated prior to such Purchase Date. On each Purchase Date, the amount of funds then in the Participant’s Plan Account shall be divided by the Purchase Price, and the number of shares that results shall be purchased with the funds credited to the Participant’s Plan Account. Any fractional share purchased shall be notationally allocated to the Participant.

(e)	Issuance of Stock. Promptly following each Purchase Date, the shares of Stock purchased by each Participant and contributed by the Company shall be deposited into an account established in the Participant’s name at a stock brokerage or other financial services firm designated by the Company (with fractional shares notationally allocated as provided herein).

(f)	Fractional Shares. No Participant shall have any right to receive any notationally allocated fractional share, nor shall any provision herein be construed to give such right. Upon ceasing to be an Eligible Employee or withdrawal from the Plan under Section 7, any notionally allocated fractional share shall be paid thereto in cash to the Participant. Any such payment in respect of a notionally allocated fractional share shall be in an amount equal to its fractional equivalent of the Market Value as of the time of ceasing to be an Eligible Employee or such withdrawal.

SECTION 10. DOLLAR LIMITATIONS ON STOCK PURCHASES.

Notwithstanding anything to the contrary in this Plan, the maximum amount that a Participant may use to purchase shares of Stock under this Plan in any calendar year is U.S. $3,000.

SECTION 11. RIGHTS NOT TRANSFERABLE.

Neither payroll deductions credited to a Participant’s Plan Account nor any rights to receive shares of Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 18 hereof) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect.

SECTION 12. NO RIGHTS AS AN EMPLOYEE.

Nothing in the Plan or in any right granted under the Plan shall confer upon the Participant any right to receive any benefits in the future under this Plan, to continue in the employ of a Participating Employer, to be an Eligible Employee for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Participating Companies or of the Participant, which rights are hereby expressly reserved by each, to terminate the Participant’s employment at any time and for any reason, with or without cause.

SECTION 13. NO RIGHTS AS A STOCKHOLDER.

A Participant shall have no rights as a stockholder with respect to any shares of Stock that he or she may have a right to purchase under the Plan until such shares have been purchased on the applicable Purchase Date.

SECTION 14. COMPANY INTENT

It is intended that the Plan comply with the requirements of Section 409A of the Code, to the extent applicable. The Plan and all Election Forms (or similar documents) will be construed in a manner that effects such intent. Nevertheless, the tax treatment of the benefits provided under the Plan is not warranted or guaranteed. No Participating Employer shall be liable to any Eligible Employee for any tax the Eligible Employee might owe as a result of participation in the Plan.

SECTION 15. NOTICES.

All notices or other communications by a Participant to the Company under or in connection with the Plan shall be in writing and shall be deemed to have been duly given when received in the form and manner specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

SECTION 16. COMPUTATIONAL ERRORS.

In the event mathematical, accounting, or similar errors are made in maintaining Plan Accounts, the Plan Committee may make such equitable adjustments as it deems appropriate to correct such errors.

SECTION 17. AMENDMENTS; TERMINATION OF PLAN.

This Plan shall be effective upon approval of the stockholders of the Company and shall continue until terminated by the Board. The Board may at any time suspend or terminate the Plan. The Company may, by written resolution of the Board or the Committee, at any time and from time to time, amend the Plan in whole or in part, which as appropriate may include sub-plans, including to provide flexibility, if necessary, for non-U.S. Employee participation; provided, however, the Board or the Committee may not make any amendment which would (i) except as permitted by Section 2(h), materially modify the requirements for participation in the Plan, or (ii) except a permitted by Section 3, increase (a) the number of shares of Stock authorized under the Plan set forth in Section 3, (b) the Matching Ratio set forth in Section 9(c) or (c) the $U.S. 3,000 purchase limit set forth in Section 10, in each case without the approval of a majority of the outstanding shares of Stock present and in person or represented by proxy and entitled to vote at the meeting thereon.

SECTION 18. DESIGNATION OF BENEFICIARY.

(a)	Designation. A Participant may file a designation of a beneficiary on a form provided by the Company who is to receive the cash, if any, that remains allocated to the Participant’s Plan Account in the event of such Participant’s death. Such designation of beneficiary may be changed by the Participant at any time by filing a new beneficiary designation on a form provided by the Company.

(b)	No Designation. In the event of the death of a Participant in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company shall deliver such cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company or then surviving, then to such other person as the Company may designate.

SECTION 19. APPLICABLE LAW.

The Plan shall be construed in accordance with and governed by the laws of the State of Delaware. The Plan and the issuance of shares of Stock shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or securities exchanges as may be required.

SECTION 20. TAX WITHHOLDING.

The Company shall have the right to withhold from amounts otherwise payable to each Participant any federal, state, local, or other taxes required by law to be withheld in connection with this Plan, or to otherwise require the Participant to pay such taxes.

SECTION 21. SEVERABILITY.

If any provision of the Plan is or becomes or is deemed to be invalid, illegal, or unenforceable for any reason in any jurisdiction or as to any Participant, such invalidity, illegality or unenforceability shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as to such jurisdiction or Participant as if the invalid, illegal or unenforceable provision had not been included.

SECTION 22. INTERPRETATION.

Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference and shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof. Words in the masculine gender shall include the feminine gender, and where appropriate, the plural shall include the singular and the singular shall include the plural. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. References herein to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by the Plan.